UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2008
GAMETECH INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-23401 (Commission File Number)	33-0612983 (IRS Employer Identification No.)

900 Sandhill Road, Reno, Nevada (Address of principal executive offices)		89521 (Zip Code)
(775) 850-6000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)      On June 9, 2008, GameTech International, Inc. (the “Company”) announced the appointment of Marcia Martin as Chief Financial Officer of the Company, effective June 10, 2007. Ms. Martin will also hold the position of Corporate of Treasurer. Pursuant to the terms of her offer letter, Ms. Martin will receive an annual salary of $200,000 and will be eligible to participate in the Company’s Executive Team Bonus Plan. In addition, subject to board approval, Ms. Martin will receive a stock option grant to purchase 50,000 shares of Company common stock which will vest 50% after two and 50% after four years. The offer letter and press release are attached hereto as Exhibits 10.1 and 99.1, respectively, and are incorporated by reference herein. The descriptions of the offer letter and press release are qualified in their entirety by reference to such Exhibits. Actual signatures to the offer letter have been redacted for security purposes.

Prior to joining the Company, Ms. Martin, most recently served as President, Western Division and Corporate CFO with the Holder Hospitality Group. Holder Hospitality Group owns 13 northern Nevada casinos and a slot route and has approximately 1,500 employees. Ms. Martin had been with the Holder Hospitality Group since 2005 initially holding the position of Chief Financial Officer. From 2001 to 2005, Ms. Martin served as the Director of Finance for Harrah's Casino and Hotel, a leading hotel/casino in Reno, Nevada. From 2000 to 2001, Ms. Martin served as Chief Financial Officer for the United Metal Technologies, Inc. a privately held multi-plant sheet metal manufacture. From 1998 to 2000 Ms. Martin served Vice President, Corporate Controller for Alliance Gaming Corporation/Bally Gaming and System, a public, international gaming company, doing over $500 million in revenue. Ms. Martin holds a Bachelor of Science from the Ohio State University and her CPA from the State of California.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Offer letter by GameTech International, Inc. to Marcia Martin.

99.1	Press release issued by GameTech International, Inc., dated June 26, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GAMETECH INTERNATIONAL, INC.
By:	/s/ Jay Meilstrup
Jay Meilstrup
CEO

Date: June 12, 2008

EXHIBIT INDEX

Exhibit Number	Description

10.1	Offer letter entered into by GameTech International, Inc. and Marcia Martin.

99.1	Press release issued by GameTech International, Inc., dated June 9, 2008.